CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of the

Redwood Managed Volatility Portfolio:

We consent to the use of our report, dated February 16, 2015, for the Redwood Managed Volatility Portfolio, incorporated by reference herein, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Roseland, New Jersey

April 15, 2015